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                                                                     EXHIBIT 12

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                                                      WISCONSIN PUBLIC SERVICE CORPORATION
                                                 RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                                                 Nine Months  Twelve Months
                                                       Ended          Ended
                                                September 30   September 30                  Year Ended December 31
                                                ------------  -------------   -------------------------------------------------

                                                                             (Thousands of Dollars)

                                                        1998          1998        1997      1996      1995      1994      1993
                                                        ----          ----        ----      ----      ----      ----      ----
EARNINGS

   Income before interest (A)                         64,146        87,888      90,831    85,334    85,037    80,767    87,755

ADJUSTMENTS

   Federal and state income taxes                     24,657        33,039      33,371    31,515    31,138    30,040    32,539
   Interest factor applicable to rentals (B)           2,120         2,848       3,061     3,030     2,566     1,511     1,604
   AFUDC, borrowed funds                                  95           106         100       128        68       139       200
                                                ------------  ----------------------------------------------------------------

      Total earnings as defined                       91,018       123,881     127,363   120,007   118,809   112,457   122,098
                                                ------------  ----------------------------------------------------------------
                                                ------------  ----------------------------------------------------------------

FIXED CHARGES

   Interest on long-term debt                         15,614        22,106      22,530    22,512    23,409    23,407    24,393
   Other interest                                      1,966         2,726       3,759     2,688     2,526     1,796     1,562
   Interest factor applicable to rentals (B)           2,120         2,848       3,061     3,030     2,566     1,511     1,604
                                                ------------  ----------------------------------------------------------------

      Total fixed charges                             19,700        27,680      29,350    28,230    28,501    26,714    27,559
                                                ------------  ----------------------------------------------------------------
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RATIO OF EARNINGS TO FIXED CHARGES                      4.62          4.48        4.34      4.25      4.17      4.21      4.43
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NOTES:

(A) Income before interest includes net income plus interest on long-term debt and other interest.

(B) Represents portion of rental expense estimated to be representative of the interest factor.